Exhibit 5.1

February 28, 2018

The Board of Directors

of The Greenbrier Companies, Inc.

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”). The Registration Statement covers 1,100,000 additional shares of the Company’s common stock, no par value (the “Shares”), that may be issued by the Company under the Company’s 2017 Amended and Restated Stock Incentive Plan, as amended (the “Plan”).

In our capacity as such counsel, we have reviewed the Registration Statement and the corporate actions of the Company in connection with this matter, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, and other instruments as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action, and when issued and sold by the Company against payment therefor pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are a person whose consent is required to be filed with the Registration Statement under the Act.

Very truly yours,

/s/ Tonkon Torp LLP